Investor Presentation – March 2012 Filed Pursuant to Rule 433 Registration No. 333-179637 March 26, 2012

Registration Statement
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO
WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION
STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE
ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT
WWW.SEC.GOV.
THE ISSUER, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND
YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING (919) 861-0187.

Forward Looking Statements

Statements in this presentation that are not historical facts are forward-looking statements and are subject to certain risks and uncertainties.
These statements are based on the current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions.
In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “hope,” “expects,” “intends,” “plans,”
“anticipates,” “contemplates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms.  From time to time, we may publish or otherwise make available forward-looking statements of this nature.  All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements set forth below. The information in this presentation speaks as of the date hereof and except as required by law, we undertake no obligation to update any forward-looking statements contained in this presentation as a result of future events or new information.
Forward-looking statements are only predictions that relate to future events or our future performance and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results, outcomes, levels of activity, performance, developments, or achievements to be materially different from any future results, outcomes, levels of activity, performance, developments, or achievements expressed, anticipated, or implied by these forward-looking statements. Such risks and other factors that may impact management’s beliefs and assumptions are more particularly described below as well as in the risk factors section of the prospectus for this offering, our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q), and our other filings with the SEC.
This presentation describes the business model we are pursuing, the primary goal of which is to build a portfolio of oncology treatment and supportive care pharmaceutical products and a sales organization that will market such products for sale.  Currently, we have rights to two products, Soltamox ® and Bionect ® , and there can be no assurance we will be able to secure the license rights and establish the collaborative arrangements that will be necessary to build a portfolio of additional products.  Even if we are successful in building a portfolio of products we may not be able to successfully commercialize such products.  This presentation includes certain market penetration and sales projections and information regarding potential markets for our drug candidates and other industry data.  Our management has prepared the projections included herein based upon certain assumptions regarding futures events and believes that the information relied upon to make such projections and the information regarding potential markets for our drug products and candidates has been obtained from reliable sources that are customarily relied upon by companies in our industry.  However, no such information has been independently verified.  As the assumptions made by management relate to events which may occur in the future and over which management will have little or no control, we make no assurance that such assumptions will occur. For example, we may never achieve our target market share or projected revenues with respect to Soltamox ® and we may never achieve any meaningful market penetration with respect to any injectable cytotoxic products.  If the assumptions made by management do not occur, we may not achieve the projected financial performance.
Accordingly, these financial projections should not be interpreted as a guarantee that we will achieve the revenues stated in the projections.
Actual results for any period may be substantially less attractive for the Company than the projections indicate.
Finally, the previous success of several members of our senior management at other companies in the biopharmaceutical industry is described herein.  While we believe our business model will be successful, any similarity between our business model and those of our senior management’s predecessor employers should not be viewed as an indication that we will achieve similar success.

Company Overview

Nasdaq:DARA
Treatment
Soltamox® (liquid tamoxifen)
Gemcitabine
Other cytotoxics
KRN5500 (novel compound for CIPN)
Supportive Care
Bionect® hyaluronic cream/gel
Mucositis, anemia, cachexia, nausea (emesis)
DARA BioSciences, Inc. (Nasdaq: DARA) is an oncology focused biopharmaceutical company uniquely covering the spectrum of oncology treatment and supportive care
FDA approved
ANDA preparation
TBA
Phase II
FDA cleared
TBA

DARA BiOSciences™

Pre-clinical	Phase 1	Phase 2	Phase 3 or ANDA prep	Filed	Approved
Commercial Pipeline					
Soltamox®: oral liquid tamoxifen, product launch in 2012 for breast cancer					
Additional oral liquid products under license discussions					
Bionect®: Hyaluronic acid; launch to radiologists/oncologists in 2012					
Injectable Cytotoxics - ANDAs					
Gemcitabine: ANDA scheduled for 2012 submission for wide ranging cancers					
Additional injectable cytotoxics under discussion for development					
NCEs in Development					
KRN5500: Chemotherapy induced neuropathic pain		Fast Track status approved in 2011

Pipeline Page 5 Nasdaq:DARA

Management Team
Steve Gorlin – Chairman
DARA founder, former director, and successful serial entrepreneur:   Medicis Pharma (NYSE: MRX), EntreMed
(Nasdaq: ENMD), Medivation (Nasdaq: MDVN), others; Board member – Johns Hopkins Alliance for Science &
Technology Advancement
Senior management positions with Tranzyme Pharma (Nasdaq: TZYM), Inspire Pharma (Nasdaq: ISPH), Daiichi
Pharma, SmithKline Beecham, Pacific Rim Ventures (Tokyo)
Senior management positions with Savient  Pharmaceuticals, Inc.(Nasdaq:SVNT), Ares-Serono Group, Epicyte
Pharma, Searle Pharmaceutical LLC, Merck & Co. Inc. (NYSE:MRK), and Novartis AG (SWX:NOVN)
Senior and sales management positions with Genentech, Inc., EMD Serono, Insmed Incorporated (Nasdaq:INSM)
and Savient Pharmaceuticals, Inc. (Nasdaq:SVNT)
Management positions with Syntex Corporation/Roche Holdings AG (SWX:ROG), Theravance Inc. (Nasdaq:THRX),
Epicyte Pharma, Orquest, Inc. , and Boehringer-Ingelheim GmbH
Management/analyst positions in publically traded companies including Cicero, Inc. (BB:CICN); Nextel
Communications; Raytheon Systems, Inc.

Nasdaq:DARA
Highly experienced management team with over 100 years of collective expertise
David J. Drutz, MD – President and Chief Executive Officer
Christopher Clement – Chief Operating Officer
David Benharris – Vice President of Sales and Marketing and Business Development
Michael Radomsky, PhD – Vice President of Technical Operations
Ann A. Rosar – Chief Accounting Officer

Soltamox® - Breast Cancer Overview

Nasdaq:DARA
Soltamox® is the only oral liquid tamoxifen for the treatment of breast cancer approved by the FDA
2.6 million women in the US with a history of breast cancer
Approximately 232,000 newly diagnosed each year
Tamoxifen is widely used by oncologists
Receptor-positive breast cancer represents approximately 80% of all cases
Used to prevent breast cancer when there is a “high” risk of developing the disease
Considered a “chronic” treatment
3 years course of treatment average
Breast cancer is the 2
nd
leading cause of mortality in women
In the 2009 National Comprehensive Cancer Network Guidelines  - “Tamoxifen is
recommended for premenopausal women with a history of atypical hyperplasia to reduce breast cancer risk.  For postmenopausal women, tamoxifen has been shown effective at reducing the risk of developing invasive breast cancer and non-invasive breast cancer.”

Soltamox® Overview
Dysphagia (difficulty swallowing) occurs more frequently in
Elderly patients
Post-menopausal women
Patients undergoing radiation
Patients undergoing surgery
Dysphagia is under-reported to physicians by patients
Potential to miss doses
Crush tablets
Compliance concerns

Nasdaq:DARA
Soltamox will provide tamoxifen treated breast cancer patients a needed alternative to tablets

Soltamox® Value
Approved as a 505(b)(2)
Serve as a registration pathway for other oral liquid products
Identical labeling to approved tamoxifen
US Issued Patent
Exclusivity until 2018
Branded Product
Higher Pricing/no generic substitution
Potential for ex-US registrations *
Line extension strategy
Unit dose
Flavors

Nasdaq:DARA
Soltamox will provide a solid base of revenue growth for DARA
*
In discussions with Rosemont regarding territory expansion

Commercial Strategy

Nasdaq:DARA
Oncologists
15,132
Radiation
Oncology
4,320
Medical
Oncology
5,364
Hematology
4,822
Gynecology
Oncology
441
Focus on top decile MDs
Small dedicated sales team
Supplement/partner with other specialty companies
Unique partnering with wholesalers/specialty providers, etc.
Oncology is a niche specialty allowing DARA to efficiently deploy resources

Soltamox® - Marketing and Sales Efforts

Nasdaq:DARA
Marketing and sales efforts will focus on high decile oncologists who prescribe over 80% of tamoxifen scripts
Education vs selling
No need to “sell” tamoxifen
Assist physicians to identify appropriate patients
Cost neutral co-pay
“Thought Leaders” education
Incidence/prevalence
Tools to improve compliance/patient outcomes
Pharmacy outreach/patient advocacy programs
Oncology is a niche specialty allowing DARA to efficiently deploy resources

Soltamox® Summary
Dysphagia is a relevant concern and issue in breast cancer patients
Favorable competitive landscape
Potential expanded market use
Increase dysphagia awareness with physicians
Cost savings to health care systems

Nasdaq:DARA
Soltamox and other oral liquids are niche opportunities satisfying an unmet medical need

Bionect® (LMW hyaluronic acid (HA))
Prescription product-FDA cleared
Radiation and oncology targets
Many breast cancer patients receive radiation
Expand usage to other cancers
No upfront/outlay of expenses for DARA
150,000 prescriptions for radiation dermatitis annually
DARA will support with field sales and patient programs
Competitors have limited or no commercial presence and do not offer patient programs
Penetrates to the dermal layer, the source of inflammation to stimulate the healing process
High Molecular Weight (HMW) HA works only as a topical moisturizer (too large to be absorbed into the dermal matrix )

Nasdaq:DARA
Bionect® is a complementary and synergistic product with
Soltamox®
90% develop dermatitis
Bionect® is the only low molecular weight (LMW) hyaluronic acid (HA) available in the US marketplace

Injectable Sterile Cytotoxics – Anticipated Pipeline
Product /
Trade Name
Patent Holder
Total US
Sales, 2010
($ billion) (1)
Use
Regulatory
Approval
Mechanism
Clinical
Studies
US Patent
Expiration
Gemcitabine /
Gemzar
Eli Lilly $0.8
Ovarian, Breast,
Lung and
Pancreatic Cancer
505(j) ANDA Not Required Expired
Oxaliplatin /
Eloxatin
Sanofi-Aventis $1.4
Adjuvant and
Metastatic Colon
Cancer
505(j) ANDA Not Required Expired
Docetaxel /
Taxotere
Sanofi-Aventis $1.2
Metastatic Lung,
Breast, and
Prostate Cancer
505(j) ANDA Not Required Expired
Pemetrexed /
Alimta
Eli Lilly & Co. $2.2
Metastatic Lung
Cancer
505(j) ANDA Not Required Expired
Source: Company’s Internal Data
Source: Company’s Internal Data

(1)
US market 2010. NPA audit
Nasdaq:DARA
DARA is pursuing development of standard of care injectable cytotoxics with combined US sales in excess of $5 billion

Nasdaq:DARA
Leading
cytotoxics
losing patent
protection
Still
Considered
to be “gold
standard”
Likely
volume
increase
Less price
erosion
Fewer
competitors
Attractive
margins
Sterile Injectable Cytotoxics
Unique market dynamics indicate strong growth for sterile
cytotoxic injectables

Sterile Injectable Cytotoxics
Lower development costs and risks
FDA does not require clinical studies for sterile injectable  ANDAs
Partner (Uman) has proven ability to meet product specifications
FDA inspected and approved facilities
Favorable economics
Milestone/performance agreements
Branded-type margins

Nasdaq:DARA
Participation in lucrative sterile cytotoxic market will be cost efficient for
DARA

Strategic Partners

Nasdaq:DARA
Rosemont
US License
to Soltamox
Potential to
develop/license a
range of oral
liquid products.
Exploit other ex
US markets.
Uman
US License to
Gemcitabine
Potential to
develop/license
a range of
sterile
injectable
cytotoxics
No need for capital investment - partners supply finished product
Strategic partners are key to long-term growth

DARA BiOSciences™

↓

Journal of
Pain and Symptom
Management
Advancing Palliative Care, Hospice, and Symptom Research
A Spicamycin Derivative (KRN5500) Provides
Neuropathic Pain Relief in Patients With
Advanced Cancer: A Placebo-Controlled,
Proof-of-Concept Trial
Official Journal of
AAHPM

KRN5500 for Neuropathic Cancer Pain

Nasdaq:DARA
Intravenous first-in-class, non-narcotic/non-opioid spicamycin-derived small molecule analgesic
•
19-patient Phase 2a study
•
Double-blind, placebo-controlled
•
Multicenter, dose escalation design
•
Cancer patients with treatment-refractory pain
•
Most had chemotherapy-induced neuropathy (CIPN)
•
Dosed once-weekly
•
Supplementary pain medications permitted
•
Pain scores: NRS (0-10), NPQ, BPI-SF, allodynia
•
Pain reduction > placebo (p = 0.03)
– Including dynamic allodynia (33% vs. 0%  placebo)
•
Manageable GI side-effects (nausea and vomiting)
•
No safety signals
•
Data published in October 2011
•
Assigned fast-track status by FDA (2011)
•
Ongoing discussions with NCI regarding potential
joint clinical trial

Peripheral sensory nerves, arms and legs
Numbness, tingling, allodynia (light touch or cold interpreted as severe pain)
Uncertain mechanism
Extremely common
Platins - up to 74%; Taxanes – up to 71%; Vinca alkaloids – up to 25%
Thalomid ®, Revlimid ®, Velcade ®, and many others
Multiple chemotherapy courses produce cumulative damage
~40% of HIV treated patients also report post-treatment neuropathic pain
Especially nucleoside RT inhibitors that comprise the “backbone” of all HIV therapy

Nasdaq:DARA
Chemotherapy Induced Peripheral Neuropathy (CIPN) is prevalent and debilitating*
Urgent unmet medical need due to inadequate therapy
No FDA-approved treatments for CIPN
Unpredictable and unsatisfactory results with present agents (gabapentin,
Lyrica®, opioids, antidepressants and anti-seizure meds)
______________________________________________________________________
*Chemotherapy-induced neuropathic pain. P Farquhar-Smith
Current opinions in supportive and palliative care 2011, 5:1-7
CIPN Market Opportunity is Significant

Further Development of KRN5500
Strategic fit for DARA oncology/oncology support franchise
Re-analysis of Phase 2 underway to confirm efficacy signal
Potential orphan pathway opportunity
Current vehicle contains organic solvents (safety and regulatory risks)
Improved formulation underway; patent filed
Phase 2 trial in planning stages
Partnerable product with positive data
Strategy could include geographic deal(s) with DARA retaining US rights

Nasdaq:DARA

Out-Licensing Candidates
PPAR pipeline licensed from Bayer
DB-959 has completed Phase 1 development
Non-TZD oral PPAR delta /gamma (    ) agonist
Targeted for type 2 diabetes and dyslipidemia
PK consistent with once/day dosing
Tolerability equivalent to placebo in SAD/MAD clinical studies
Further development not compatible with new DARA oncology business model
PPAR and DPPIV patent families
Potential for diabetes, metabolic disease or other clinical applications

Nasdaq:DARA
DARA is evaluating partnering and other opportunities to
maximize the potential commercial value of these assets

2012 Anticipated Key Events

Nasdaq:DARA
2Q – 3Q
Bionect® launch to radiation oncologists/oncologists
Soltamox® launch
Complete financing
2Q – 4Q
In-license/acquisition of marketed/near-term product
Rosemont partnership expansion
Uman partnership expansion
New partnerships

Comparable Companies

Nasdaq:DARA
(1) Includes Preferred
Note: Market Values as of March 13  , 2012 except for ACCP
DARA has significant potential for value creation based upon comparable companies
Access Pharmaceuticals, Inc. (OTCBB:ACCP)
Horizon Pharma, Inc. (Nasdaq:HZNP)
Savient Pharmaceuticals, Inc. (Nasdaq:SVNT)
Market Cap: $48M (1)
LTM Sales: $2M
Revenue Multiple: 24.0x
Drug: MuGard
Therapeutic Use: Management of Mucositis
Enterprise Value: $110.2M
LTM Sales: $7M
Revenue Multiple:  15.7x
Drug: Duexis
Therapeutic Use: Treatment of Pain
Market Cap: $142M
LTM Sales: $10M
Revenue Multiple: 14.2x
Drug: Krystexxa
Therapeutic Use: Refractory Chronic Gout
Avanir Pharmaceuticals, Inc. (Nasdaq:AVNR)
K-V Pharmaceutical Company (NYSE:KV.A)
Apricus Biosciences, Inc. (Nasdaq:APRI)
Market Cap: $402M
LTM Sales: $16M
Revenue Multiple: 25.1x
Drug: Nuedextra (dextromethorphan and quinidine)
Therapeutic Use: Pseudobulbar affect
Enterprise Value: $445M
LTM Sales: $32M
Revenue Multiple: 13.9x
Drug: Makena
Therapeutic Use: Reduces risk of preterm birth
Market Cap: $91M
LTM Sales: $4M
Revenue Multiple:  22.8x
Drug: Totect
Therapeutic Use: Anthracycline Extravasation Treatment
th

DARA Summary
Highly experienced management team
Anticipated revenue generation in 2012
Soltamox®
Bionect®
Other marketed product
Potential US development of other oral liquid Rosemont products
Anticipated participation in the lucrative sterile injectable cytotoxic market
Novel cancer-support focus on significant unmet medical needs

Nasdaq:DARA
DARA Biosciences has evolved into a fully integrated oncology focused specialty company with multiple opportunities for long-term, sustained growth

Nasdaq:DARA www.DARAbio.com 8601 Six Forks Road Suite 160 | Raleigh, NC | 27615 | United States Phone: 919-872-5578 Fax: 919-861-0239